EXHIBIT 10.1

ANNUAL INCENTIVE AWARD AGREEMENT

THIS ANNUAL INCENTIVE AWARD AGREEMENT (the “Agreement”), dated as of __________________, is between CULP, INC., a North Carolina corporation (the “Corporation”), and ____________________ (“Recipient”).

Background Statement

The Corporation desires to grant to Recipient an Annual Incentive Award (the “Award”) pursuant to the Culp, Inc. 2015 Equity Incentive Plan (the “Plan”).  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

STATEMENT OF AGREEMENT
NOW, THEREFORE, the parties hereby agree as follows:

Section 1. Grant of Award.  The Corporation hereby grants to Recipient the Award described below.

The Award will pay an incentive bonus for the Performance Period stated below to Recipient upon final determination by the Compensation Committee (the “Committee”) of the Corporation’s board of directors that a bonus payment is due pursuant to the terms of this Agreement and the Plan.

The bonus payment due hereunder is calculated with reference to the Bonus Percentage for the Reporting Unit in which the Recipient participates.  The bonus due to Recipient is the Bonus Percentage for Recipient’s Reporting Unit multiplied by Recipient’s Bonus Opportunity.

Performance Period:  The Corporation’s fiscal year ending ________________.

Reporting Unit:  _____________________ [or the ______________ Division (the “Division”)]

Bonus Opportunity:  Recipient’s Bonus Opportunity is _____% of Recipient’s base salary approved for the Performance Period.

Bonus Percentage for a Reporting Unit is the amount derived from Schedule A attached hereto, based upon the Total EVA results for Recipient’s Reporting Unit during the Performance Period, with straight line interpolation being used to determine Bonus Percentage amounts between the amounts shown on Schedule A.  The maximum Bonus Percentage for this award is ___%.

Economic Value Added (“EVA”) for a Reporting Unit is the amount, if any, by which Adjusted Operating Income earned by the Reporting Unit for each month during the Performance Period exceeds (or if lower, a negative number) the Capital Charge for the Reporting Unit in the relevant month.  Total EVA for the Performance Period is the sum of the total amounts of EVA for each month of the Performance Period.

Capital Charge:  ___%

“Adjusted Operating Income” is defined as operating income for a Reporting Unit as recorded on the Reporting Unit’s financial statements, but excluding (prior to) the payment of bonus payments related to the EVA-based annual incentive plan, and excluding extraordinary and non-recurring items including restructuring and related charges, goodwill or fixed asset impairment charges, prepayment fees on debt, other extraordinary charges or credits, and the effects of acquisitions.

“Operating Capital Employed” for a Reporting Unit is the sum of all capital items allocated to the Reporting Unit on the Corporation’s financial records, but excluding such items, if any, which may include property, plant and equipment construction in progress, goodwill and other intangibles related to acquisitions, newly acquired assets or operations, etc., that the Committee deems appropriate for exclusion.

Section 2. Vesting.  The bonus amount to be paid hereunder will vest and become payable upon final determination of the amount to be paid by the Corporation and the Committee.

Notwithstanding the foregoing, all unvested Awards (and a bonus payment at Recipient’s Bonus Opportunity) shall immediately vest and become payable upon the occurrence of the following:

(a) the termination by the Corporation of the employment of Recipient without Cause or by reason of the death or Disability of Recipient; or

(b) Recipient’s employment is terminated by the Corporation in anticipation of a Change of Control, or

(c) Recipient is employed by the Corporation or an affiliate thereof at the time a Change of Control occurs, and at any time during the 18-month period following such Change of Control (provided that the bonus payment provided for hereunder shall have not already become due and been paid),

(i) Recipient’s employment is terminated by the Corporation or an affiliate thereof for any reason other than for death, Disability or Cause, or

(ii) Recipient terminates his/her employment for Good Reason within one year following the initial existence of the conditions giving rise to such Good Reason.

Section 3. Additional Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Cause” shall mean (i) the commission by Recipient of a felony (or crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by Recipient of funds or other assets of the Corporation or its Subsidiaries or any other act of fraud with respect to the Corporation or its Subsidiaries (including without limitation the acceptance of bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent or unlawful misconduct by Recipient that causes significant harm to the Corporation or its Subsidiaries; or (iv) repeated instances of intoxication with alcohol or drugs while conducting business during regular business hours.

“Change of Control” shall have the meaning given to such term in the Plan.  In addition, for an award that vests according to Total EVA of a Division, “Change of Control” shall be deemed to have occurred upon consummation of a sale of all or substantially all of the assets of such Division by the Corporation to an unaffiliated third party.

“Disability” shall have the meaning given to such term in the primary disability benefit plan of the Corporation in which Recipient participates.  In the absence of any such plan, “Disability” shall mean any physical or mental impairment that renders Recipient unable to perform the essential functions of his/her job with the Corporation and its Subsidiaries for a period of at least 120 days, either with or without reasonable accommodation.  At the Corporation’s request, Recipient shall submit to an examination by a duly licensed physician who is mutually acceptable to the Corporation and Recipient for the purpose of ascertaining the existence of a Disability, and shall authorize the physician to release the results of Recipient’s examination to the Corporation.

“Good Reason” shall mean, without Recipient’s express written consent, the existence of any of the following conditions unless such conditions are fully corrected within thirty days after Recipient notifies the Corporation of the existence of such conditions as hereinafter provided:

(a) a material diminution in Recipient’s authority, duties or responsibilities;

(b) a material diminution in the authority, duties or responsibilities of the supervisor to whom Recipient is required to report;

(c) a material diminution in Recipient’s base salary, other than as a result of across-the-board salary reductions similarly affecting all management personnel of the Corporation; or

(d) a material change in the geographic location at which Employee must regularly perform services for the Corporation.

Recipient shall notify the Corporation that he/she believes that one or more of the conditions described above exists, and of his/her intention to terminate employment for Good Reason as a result thereof, within sixty days after the time that he/she gains knowledge of such conditions.  Recipient shall not deliver a notice of termination of employment for Good Reason until thirty days after he/she delivers the notice described in the preceding sentence, and Recipient may do so only if the conditions described in such notice have not been fully corrected by the Corporation.

Section 4. Settlement.

As soon as reasonably practicable following a determination by the Corporation that a bonus payment is due hereunder, the bonus will be paid in cash, or will be paid in accordance with any proper and valid election under the Culp, Inc. Deferred Compensation Plan for Key Employees, but only if such election has been made in accordance with the policies and procedures of the Corporation pursuant to such plan.

Section 5. Forfeiture.  All bonus amounts that do not vest pursuant to Section 2 shall automatically be cancelled and forfeited by Recipient effective as of the earlier to occur of (a) the first day after the end of the Performance Period (to the extent that Total EVA for the relevant Reporting Unit is not sufficient to cause any bonus payment to vest pursuant to the terms of this Agreement), (b) the termination by Recipient of his/her employment with the Corporation or its Subsidiaries for any reason or (c) the termination by the Corporation of Recipient’s employment with the Corporation or its Subsidiaries for Cause (each such event being referred to herein as a “Forfeiture Event”).  Upon the occurrence of a Forfeiture Event, all unvested bonus amounts shall automatically, without further action by the Corporation or Recipient, be cancelled and forfeited.

Section 6. Tax Matters.

(a) Recipient shall promptly pay to the Corporation all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting or payment of a bonus hereunder, and the Corporation, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Recipient all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting or payment of a bonus earned hereunder.

(b) Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if Recipient is entitled under any agreement or arrangement (including, without limitation, this Agreement) to receive compensation that would constitute a parachute payment (including, without limitation, the vesting of any rights) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) but for the operation of this sentence, then the amount of all such payments shall be reduced, as determined by the Corporation, to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to Recipient that are contingent on a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, not to exceed 2.99 times Recipient’s “base amount,” all within the meaning of Section 280G of the Code and the regulations promulgated thereunder.  The parties intend for the immediately preceding sentence to be interpreted and applied so as to prevent Recipient from receiving, with respect to a Change of Control, an excess parachute payment within the meaning of Section 280G of the Code.

Section 7. Clawback.  If the Corporation’s reported financial or operating results become subject to a material negative restatement, the Committee may require the Recipient to pay to the Corporation an amount corresponding to the amount that the Committee determines would not have been vested or paid if the Corporation’s results as originally published had been equal to the Corporation’s results as subsequently restated; provided that any requirement or claim under this Section must be made, if at all, within five years after the date the amount claimed was originally vested or paid, whichever is later.

In the alternative, the Committee may require Recipient to repay or return compensation awarded hereunder pursuant to such rules as may be adopted from time to time pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to the extent applicable.  By acceptance of any Award or bonus payment hereunder, Recipient expressly acknowledges and agrees that any and all amounts paid to Recipient hereunder are and will be fully subject to the terms of any policy regarding repayment, recoupment or clawback of compensation now or hereafter adopted by the Corporation in response to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, rulemaking of the Securities and Exchange Commission or otherwise.  Recipient acknowledges and agrees that any such policy will apply to any and all bonus amounts paid hereunder in accordance with its terms, whether retroactively or prospectively, and agrees to cooperate fully with the Corporation to facilitate the recovery of any that the Committee determines in its sole discretion is required to be recovered pursuant to the terms of such policy.

The obligations of Recipient to make payments or return bonus amounts paid hereunder under this Section are independent of any involvement by such Recipient in events that led to the restatement.  The provisions of this Section are in addition to, not in lieu of, any remedies that the Corporation may have against any persons whose misconduct caused or contributed to a need to restate the Corporation’s reported results.

Section 8. Miscellaneous.

(a) Governing Law.  This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.

(b) Entire Agreement; Amendment and Waiver.  This Agreement and the Award granted hereunder shall be subject to the terms of the Plan, which hereby is incorporated into this Agreement as though set forth in full herein.  Recipient hereby acknowledges receipt of a copy of the Plan.  This Agreement and the Plan reflect the entire agreement between the parties hereto and supersede any prior or contemporaneous written or oral understanding or agreement regarding the subject matter hereof.  This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(c) Assignment; Binding Effect.  Except as permitted by the Plan, this Agreement and the Award granted hereunder may not be assigned, pledged, hypothecated or transferred by Recipient in any manner.  This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

(d) No Right to Employment.  Nothing in this Agreement shall confer on Recipient any right to continue in the employ of the Corporation or any of its Subsidiaries.

(e) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic device shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic device shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart of this Agreement shall not affect the validity, enforceability and binding effect of this Agreement.

(f) Notices.  Any notice hereunder to the Corporation shall be addressed to the Corporation’s principal executive office, Attention: Compensation Committee, and any notice hereunder to Recipient shall be addressed to Recipient at his/her last address in the records of the Corporation, subject to the right of either party to designate at any time hereafter in writing a different address.  Any notice shall be deemed to have been given when delivered personally, one (1) day after dispatch if sent by reputable overnight courier, fees prepaid, or three (3) days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

[Signature page is the next page.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

CULP, INC.,
a North Carolina corporation

By:
Name:
Title:

RECIPIENT

SCHEDULE A

Bonus Percentage	Total EVA Results
0%	___
X	X
X	X
X	X
100%	Target Level
X	X
X	X
X	X
___%	[Maximum]

A-1